Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made and effective as of January 1, 2020 (“Effective Date”) by and between Radiant Global Logistics, Inc., a Washington corporation, located at 405 114th Avenue SE, Third Floor, Bellevue, Washington 98004 (“Radiant”), and Tim Boyce, an independent contractor with an address of  1030 North State Street, Apartment 2F, Chicago, Illinois 60610 (“Contractor”).

1.Services

1.1

Services.  Contractor will report to Radiant’s Chief Executive Officer (“CEO”) and provide consulting services to Radiant, specifically Radiant Clipper, as requested by Radiant’s CEO  including, but not limited to the following services (“Services”), specifically:

1.1.1	Provide coaching, mentoring and feedback on employee performance;
1.1.2	Assist in the assignment of tasks and duties to team members;
1.1.3	Assist in setting department goals and objectives consistent with Radiant Clipper strategic goals and market demands;
1.1.4	Assist in reviewing and setting operational budget and staffing requirements;
1.1.5	Assist in vetting acquisition opportunities.

1.2Duties and Responsibilities.  Contractor represents and warrants that he will act in the best interests of Radiant at all times and will faithfully discharge his duties and responsibilities hereunder.  Contractor shall not undertake any other business, consulting or work or become a director, officer, employee or agent of any other person, entity or competitor, directly or indirectly, without the express prior written consent of Radiant.  Contractor agrees to comply with any policies and practices adopted and/or implemented by Radiant from time to time and/or subsequently amended by Radiant.

1.3Relationship of the Parties.   Contractor is an independent contractor and consultant of Radiant with respect to the Services provided and received under this Agreement.  The parties hereby disclaim any intention to create an employment relationship or any relationship other than that of independent contractors.  Contractor will not represent himself to be an employee of Radiant, enter into any agreement on Radiant’s behalf or in Radiant’s name or make any effort to obligate or bind Radiant.  Radiant will not control or direct the details and means by which Contractor performs his work, except to the extent necessary to coordinate Contractor’s work with that of Radiant’s personnel.

2.Compensation and Expenses

2.1Compensation.  During the term of this Agreement, Consultant will be paid a gross amount of $6,250.00 each month in consideration for which Consultant will work a minimum of forty (40) hours each month.

2.2Fees; Reimbursement of Certain Expenses.  Subject to the terms and conditions of this Agreement, Radiant will compensate Contractor for reasonable fees and expenses incurred by Consultant while providing the Services.  Acceptable business expenses for business related costs will be reimbursed monthly upon completion of an acceptable expense report submitted to the attention of Bohn Crain, Radiant CEO.

2.31099 Information; Invoices.  On or before the Effective Date, Contractor shall provide Radiant with its 1099 tax information.  Radiant will pay Contractor all undisputed amounts via ACH payment within ten (10) days after receipt of Contractor’s acceptable invoice, which invoice will include any substantiating documentation as may be requested by Radiant.

3.Term; Termination

3.1Term and Renewal.  The term of this Agreement will begin on the Effective Date and will continue for a period of one (1) year unless earlier terminated in accordance with this Section 3.  Thereafter, this Agreement may be renewed or extended if and as mutually agreed in writing by the parties.

3.2Termination for Breach.  Either party may terminate this Agreement for material breach or default or Just Cause (as defined below) of the other party on thirty (30) days’ prior written notice to the breaching party.  If the breaching party does not cure the breach or default within the thirty (30) day notice period, this Agreement will automatically terminate at such time.  For purposes of this Agreement, “Just Cause” includes, without limitation: (i) the neglect or willful failure of Contractor to substantially perform his duties herein (except by reason of any bona fide disability); (ii) Contractor’s misconduct involving the property, business or affairs of Radiant and/or any other subsidiary or affiliate of Radiant; (iii) any act of theft, fraud or dishonesty by Contractor; (iv) any material conflict of interest involving Contractor; (v) Contractor’s material breach of this Agreement; (vi) any material failure by Contractor to comply with the policies, rules and regulations of Radiant; or (vii) any other conduct that is determined by a court of competent jurisdiction to constitute just cause for the termination of this Agreement.

3.3Termination for Convenience.  Either party may terminate this Agreement, at any time and without cause, upon ninety (90) days prior written notice.

4.Confidentiality and Non-Disclosure.  Any proprietary and/or confidential information provided by Radiant to Contractor under this Agreement shall be treated as confidential ("Confidential Information").  For purposes of this Agreement, "Confidential Information" includes, but is not limited to, information regarding financial statements, business plans or forecasts, operational information, acquisition opportunities, trade secrets, pricing models, marketing strategies, promotional events, vendor and customer lists, and any other information that by its nature and scope is intended to be treated as confidential.

Contractor represents and warrants that during the term of this Agreement and thereafter, Contractor  will: (i) maintain the confidentiality of the Confidential Information during and after the term of this Agreement; (ii) keep all Confidential Information in a secure and confidential location; (iii) not use the Confidential Information for any purpose other than performing his duties or responsibilities under this Agreement; (iv) not disclose Confidential Information to any third party without Radiant’s express prior written consent (unless required by law and then only after notice to Radiant); and (v) upon expiration or termination of this Agreement return to Radiant all Confidential Information, including all copies.

5.Non-Competition.  Contractor acknowledges that his Services are unique and extraordinary and that his position gives him access to Confidential Information of material importance to Radiant.  Accordingly, Contractor hereby covenants and agrees that during the term of this Agreement and for a period of twelve (12) months after expiration or termination of this Agreement (“Restricted Period”), Contractor will not, directly or indirectly, either individually, in partnership or jointly or in conjunction with any person as employee, principal, agent, shareholder or in any other manner whatsoever carry on, be engaged with, be involved in, or lend his name to any competitive entity operating within the United States or Canada.

6.Non-Solicitation.   During the Restricted Period, Contractor shall not, except on behalf of Radiant, directly or indirectly contact or solicit any customer, potential customer, Radiant employee or agent station of Radiant (collectively defined as “Party”) or assist any person or entity to contact or solicit, directly or indirectly, any such Party on behalf of a competitor of Radiant.  For purposes of this Agreement, the term “customer” means any person or entity that purchased products or services from Radiant, or any other subsidiary, affiliate or network station of Radiant.

7.Governing Law and Waiver of Jury Trial.  This Agreement is governed by the substantive laws of the State of Washington, excluding its conflicts of law rules.  Exclusive venue for any action hereunder will lie in the state and federal courts located in Seattle, King County, Washington, and both parties hereby submit to the jurisdiction of such courts.

8.Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein will remain in full force and effect in such jurisdiction and will be liberally construed to effectuate the purpose and intent of this Agreement.

9.Waiver of Breach.  The waiver of any breach of any provision of this Agreement will be effective only if in writing.  No such waiver will operate or be construed as a waiver of any subsequent breach.

10.Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

11.Enforcement.  Contractor acknowledges that irreparable injury will result to Radiant if Contractor breaches any of the covenants contained herein.  Therefore, Contractor expressly agrees that in the event of any such breach or threatened breach, Radiant shall be entitle to seek injunctive relief to restrain any further breach of Contractor’s covenants or any of Contractor’s partners, agents or any other person(s) acting for or with Contractor in this Agreement in addition to any other rights or remedies available to Radiant at law or in equity.

12.Entire Agreement/Amendments.  This Agreement and all other exhibits that are incorporated herein by reference, contains the entire agreement of the parties regarding the subject matter described herein.  The provisions of this Agreement may not be amended except by an agreement in writing signed by both parties that references this Agreement and states their intention to amend it.

The parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Radiant Global Logistics, Inc. By: /s/ Bohn H. Crain Name: Bohn H. Crain Title: Chief Executive Officer Date: December 17, 2019	Tim Boyce By: /s/ Tim Boyce Name: Tim Boyce Title: Date: January 1, 2020

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